A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE

September 13, 2004

A. O. Smith reduces third quarter, full year estimates

        Milwaukee, Wis. — A. O. Smith Corporation (AOS-NYSE) today lowered its third quarter earnings estimate to break-even compared to its previous estimate of $.42 to $.46 per share. Full year earnings are now estimated to range between $.95 and $1.05 per share. Full year earnings were previously estimated at $1.90 to $2.00 per share. The revised estimates assume no further escalation in steel costs.

        Unprecedented increases in steel costs, coupled with cost increases in other materials and freight, are the principal drivers of the shortfall. Also contributing to the estimated earnings decline are reduced sales volumes for the Water Systems business and lower production volumes at the company’s Ashland City, Tenn., plant.

        In July, the company noted that both of its businesses continued to face cost pressures brought on by increases in the price of steel and higher freight costs. At that time, it was noted that several price increases had been implemented in the first half of the year in an effort to offset the cost increases. Since that time, the company’s steel costs have again increased significantly. Other material and freight costs have also increased.

        “The magnitude of the current steel cost increases, with the potential for further increases, has far outstripped the price increases we have accomplished to date. We are in the process of evaluating and implementing significant price increases in both businesses. Going into next year, we intend to have these new pricing structures in place in order to restore our operating margins to more normal levels,” commented Robert J. O’Toole, chairman and chief executive officer.

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        Also contributing to the decline in the earnings estimate is softness in the residential water heater market and in the company’s sales to this market. In addition, while productivity levels at Ashland City are beginning to make significant improvement, the lower sales and production levels are masking much of the productivity improvement.

        A. O. Smith Corporation will broadcast a live conference call tomorrow morning at 8:30 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant increases in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

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        A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 17,000 people worldwide.